(d)(5)(i)

November 18, 2022

Catrina Willingham

Vice President – Controller

Voya Investment Management Co. LLC

5780 Powers Ferry Road NW

Atlanta, GA 30327-4347

Dear Ms. Willingham:

Pursuant to the Sub-Advisory Agreement, effective as of November 18, 2014, as amended, between Voya Investments, LLC and Voya Investment Management Co. LLC (the "Agreement"), we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to Voya VACS Series EMHCD Fund and Voya VACS Series SC Fund (together, the "New VACS Funds"), each a newly established series of Voya Separate Portfolios Trust, effective on November 18, 2022, upon all of the terms and conditions set forth in the Agreement.

We hereby further notify you of our intention to modify the annual sub-advisory fee rate for Voya VACS Series EMCD Fund (formerly, Voya Emerging Markets Corporate Debt Fund, "VACS EMCD Fund," and together with the New VACS Funds, the "Funds"), effective on November 18, 2022, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the New VACS Funds to the Amended Schedule A of the Agreement and by reflecting the modified sub-advisory fee rate for VACS EMCD Fund on the Amended Schedule A. The Amended Schedule A, which indicates the annual sub-advisory fee rates for the Funds, is attached hereto.

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November 18, 2022 Page 2

Please signify your acceptance to the act as Sub-Adviser under the Agreement with respect to the aforementioned New VACS Funds and to the modified sub-advisory fee rate for the aforementioned VACS EMCD Fund by signing below where indicated.

Very sincerely,

By: /s/ Todd Modic_________________

Name: Todd Modic

Title: Senior Vice President

Voya Investments, LLC

ACCEPTED AND AGREED TO:

Voya Investment Management Co. LLC

By: /s/ Catrina Willingham____________

Name: Catrina Willingham

Title: Vice President – Controller, Duly Authorized

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA INVESTMENT MANAGEMENT CO. LLC

Series	Annual Sub-Advisory Fee
(as a percentage of average daily
Assets allocated to the Sub-Adviser)

Voya Emerging Markets Hard	0.2925%
Currency Debt Fund

Voya Investment Grade Credit Fund	0.18%

Voya Securitized Credit Fund	0.225%

Voya VACS Series EMCD Fund
(formerly, Voya Emerging Markets	0.00%
Corporate Debt Fund)

Voya VACS Series EMHCD Fund	0.00%

Voya VACS Series SC Fund	0.00%

Effective Date: November 18, 2022, to reflect the addition of Voya VACS Series EMHCD Fund and Voya VACS Series SC Fund, and to modify the annual sub-advisory fee rate for

Voya VACS Series EMCD Fund.